August 17, 2000


Viola group Inc.
1653, Haight Avenue,
Bronx, New York  10461-1503

        Re:        Registration Statement on Form S-8

Gentlemen:

        We refer to the Registration Statement (the "Registration Statement") on Form S-8 filed today by The Viola group Inc. (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 3,000,000 shares (the "Shares") of the authorized common stock, par value $.01 per share, of the Company being offered to certain of the Company's directors, officers, employees, consultants and independent contractors pursuant to the Viola group Inc. Stock Incentive Plan (the "Plan").

        In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

        Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the exercise of options granted under the Plan, duly authorized, validly issued, and fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

        Very truly yours,

        /s/ Holland & Knight LLP


        HOLLAND & KNIGHT LLP